Exhibit 10.5

EMPLOYMENT AGREEMENT

This Agreement is made effective the 1st day of September 2017

BY & BETWEEN:

Bingham Canyon Corporation,

a publicly traded corporation, incorporated pursuant to

the laws of the Nevada

(hereinafter “Bingham” or “the Company”) whose principal office is at

4235 Commerce Street

Little River, SC 29566

-and-

Marion E. Paris, Jr.

a person who resides at

3360 Maiden Highway

Lincoln North Carolina

(hereinafter “Paris”)

In consideration of the mutual covenants and promises herein contained, the Parties hereto agree as follows (hereinafter referred to as the “Agreement”):

ARTICLE 1 – SCOPE OF EMPLOYMENT

1.1 Paris has been appointed to the boards of directors of Bingham and its subsidiary, Paradigm Convergent Technologies Corporation (hereinafter “Paradigm”).

1.2 The Company hereby appoints, employs and hires Paris to the employment position of President of the Annihilyzer™ Division of Paradigm.

1.3 Paris shall serve The Company and shall perform on behalf of The Company such reasonable duties as are consistent with his board and executive positions and shall utilize his best efforts to promote the interests and goodwill of The Company.

1.4 Paris shall have full chief executive authority to design, plan, document, revise and amend as from time to time may be necessary, and execute the Strategic Business Plan of the Annihilyzer™ Division of Paradigm, subject only to the prior approval of the CEO of Bingham.

ARTICLE 2 – EFFECTIVE DATE AND TERM OF EMPLOYMENT

2.1 Notwithstanding the date of execution of this Agreement, Paris’s employment under this Agreement shall be effective as at the 1st day of September 2017 (the “Commencement Date”), and the employment of Paris shall continue thereafter for a period of five (5) years, automatically renewable for subsequent five (5) year terms unless this Agreement earlier terminated (i) for cause by either party upon notice, (ii) by mutual agreement in writing signed by all parties, or (iii) by Paris’ resignation which must be accepted by the Company.

ARTICLE 3 – EXCLUSIVE SERVICE

3.1 During the term of this Agreement, Paris shall well and faithfully serve the Company and to the best of Paris’ ability devote the whole of his time and attention during business hours to the business of the Company, and shall not, without consent in writing of the Company, engage in any other business (except as is cited in Schedule A – Exceptions).

ARTICLE 4 – COMPENSATION

4.1 Subject to periodic adjustments, the Annual Base Salary payable by the Company to Paris for his services hereunder shall be $90,000 (ninety thousand dollars, less any deductions or withholding as required by law), and shall be payable in equal bi-monthly installments of $3,750 (three thousand seven hundred fifty dollars, less deductions or withholding), on the first (1st) and fifteenth (15th) day of each month, or at such other intervals as may be agreed upon between Paris and the Company. The Annual Base Salary will be reviewed by the Company each year and Paris’ compensation may be amended by the parties’ written agreement, but the initial Annual Base Salary shall not be decreased.

4.2 Upon execution of this employment agreement by Paris, in addition to the above Annual Base Salary, Paris shall also be entitled to a signing bonus payable by the Company to Paris in the amount of $40,000 (forty thousand dollars). The signing bonus is to be paid by the Company in two $20,000 (twenty thousand dollar) payments. The first payment shall be due and payable on or before September 1, 2017, and the second payment shall be due and payable on January 1, 2018.

4.3 It is agreed by the parties that the signing bonus is due to Paris in accordance with this Agreement without any demand, deduction, abatement, offset or credit even if this Agreement is subsequently terminated.

ARTICLE 5 – ADDITIONAL BENEFITS

5.1 In addition to the above compensation, Paris shall be entitled to participate fully in any benefit plans, profits, or other issues provided currently or at any future time during the term of this Agreement by the Company for its employees.

5.2 In addition to the above compensation, Paris shall also be entitled to four (4) weeks of paid vacation per fiscal year of the Company. The vacation may be reviewed by the Company each year and Paris’ paid vacation may be amended by the parties’ written agreement, but the initial paid vacation period of four (4) weeks shall not be decreased.

ARTICLE 6 – REIMBURSEMENT OF EXPENSES

6.1 Paris shall be entitled to incur reasonable expenses necessary or incidental to the proper discharge of his duties, which expenses shall be timely reimbursed by the company.

ARTICLE 7 – CONFIDENTIALITY OBLIGATIONS

7.1 Other than as required in the normal and customary discharge of his duties and management of the Company, Paris shall not, either during the term of his employment with the Company or any time thereafter, disclose or cause to be disclosed, to any person or entity whatsoever (with the exception of the Company and its employees, officers, directors and agents), and unless required by law, any secrets or confidential information concerning the technical trade secrets, business, affairs or financial performance or position of the Company.

ARTICLE 8 – GOVERNING LAW AND JURISDICTION

8.1 This Agreement shall be governed by and interpreted in accordance with the laws of the State of South Carolina. The parties further submit to the jurisdiction of the Courts in the State of South Carolina or, as may be the case, United States District Court for the District of South Carolina.

ARTICLE 9 – ENTIRE AGREEMENT

9.1 This Agreement constitutes the entire agreement between the Parties hereto relating to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether verbal or written, of the parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof, except as specifically set forth in this Agreement.

9.2 Any modification to this Agreement must be in writing and signed by Paris and the Company or such modification shall be void.

9.3 The parties intend to be legally bound by this Agreement and it will be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither party may assign this Agreement without the prior written consent of the other party except to a legal successor in interest that assumes the assigning party’s obligations in their entirety.

9.4 The undersigned parties have the right to perform the obligations contemplated by this Agreement and all such obligations have been duly authorized.

9.5 All notices required or permitted to be given by either party must be in writing and mailed by registered mail, return receipt requested, to the other party addressed utilizing the addresses listed above. Either party may change its address effective 10 days following written notice to the other party.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as at the date first written.

FOR:	BINGHAM CANYON CORPORATION &
PARADIGM CONVERGENCE TECHNOLOGIES CORPORATION

Per	/s/ Gary J. Grieco
GARY J. GRIECO
Chief Executive Officer

FOR HIMSELF PERSONALLY

/s/ Marion E. Paris
MARION E. PARIS

SCHEDULE A

Exceptions to Article 3 - Exclusive Service

The Company acknowledges, agrees and understands that:

1.	Paris is, and will remain, CEO / President of Annihilare, Inc.;
2.	Currently the Annihilare position makes very limited demands on Paris’ time; and,
3.	Paris’ position as CEO/President of Annihilare, Inc., will not interfere with or obstruct Paris’ ability to perform his duties and responsibilities to Paradigm in any material way.

This Employment Agreement has been tendered to Paris and executed by the Company with that knowledge and understanding.